UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                              Solara Ventures, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                                                              98-0353461
--------                                                              ----------
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)

1450-409 Granville Street, Vancouver, British Columbia                   V6C 1T2
------------------------------------------------------                ----------
(Address of principal executive offices)                              (Zip Code)

                                  604.688.6889
                                  ------------
              (Registrant's Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act:

      Title of Each Class:          Name of Each Exchange on which Registered:

               None                                   None
               ----                                   ----

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $.001
-----------------------------
(Title of Class)



If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act of 1933 registration statement file number to which this form relates: 333-72040.

Item 1. Description of Registrant's Securities to be Registered.
----------------------------------------------------------------

We are authorized to issue 100,000,000 shares of common stock, $.001 par value, each share of common stock having equal rights and preferences, including voting privileges. We are authorized to issue 5,000,000 shares of preferred stock, $.001 par value. As of April 15, 2002, 4,900,001 shares of our $.001 par value common stock were issued and outstanding. As of April 15, 2002, no shares of our preferred stock were issued and outstanding.

Our shares of $.001 par value common stock constitute equity interests entitling each shareholder to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter, with the result that the holders of more than 50% of the shares voted for the election of those directors can elect all of the Directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor; provided, however, that cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having preference in relation to our common stock. Holders of the shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend  Policy.  We have never declared or paid a cash dividend on our capital
----------------
stock and do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of the Board of Directors and subject to any restrictions that may be imposed by our lenders.

3.1  Certificate of Incorporation (Charter Document) *

3.2  Bylaws *

5.   Opinion Re: Legality *

10.1 Management Agreement with Ian Brodie *

10.2 Management Agreement with Brent Jardine *

10.3 Management Agreement with Scott Maurice *

10.4 Property Option Agreement ***

10.5 Geological Contracting Agreement ***

23.2 Consent of Counsel **

*    Included  as an exhibit to our  Registration  Statement  of Form SB-2 filed
with  the  Securities   and  Exchange   Commission  on  October  23,  2001,  and
incorporated herein by this reference.

**   Included in Exhibit 5

***  Included  as an exhibit to our  Registration  Statement  on Form SB-2 filed
with  the  Securities  and  Exchange   Commission  on  December  18,  2001,  and
incorporated herein by this reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Vancouver, British Columbia, on April 19, 2002.

                                           Solara Ventures, Inc.,
                                           a Delaware corporation



                                           By:      /s/ Brent Jardine
                                                    ----------------------------
                                                    Brent Jardine
                                           Its:     Chief Executive Officer,
                                                    President and Director


In accordance with the Securities Exchange Act of 1984, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Solara Ventures, Inc., a Delaware corporation



/s/ Brent Jardine                                 April 19, 2002
------------------------------------------
Brent Jardine, Chief Executive
Officer, President and Director



/s/ Ian S. Brodie                                 April 19, 2002
------------------------------------------
Ian S. Brodie, Chief Financial Officer,
Principal Financial and Accounting Officer
and Director



/s/ Scott Morrice                                 April 19, 2002
------------------------------------------
Scott Morrice, Director